Exhibit 10.3
INDEPENDENT DIRECTOR COMPENSATION POLICY
On October 17, 2006, the Board of Directors (the “Board”) of DDi Corp. (the “Company”) adopted the following compensation policy for the Company’s independent directors. This compensation policy has been developed to compensate the independent directors of the Company for their time, commitment and contributions to the Board.
Definition of Independent Director
Directors who are also employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee. For purposes of this policy, an “independent director” is a member of the Board of Directors who is “independent” as that term is defined by the rules of the Nasdaq’s Marketplace Rules.
Cash Compensation
Annual Retainer
Each independent director will be paid an annual retainer of $20,000 for his or her service on the Board. Annual retainers will be paid in equal quarterly installments.
Chairman of the Board Retainer
An independent director serving as Chairman of the Board will be paid an annual retainer of $15,000 in addition to his or her annual retainer as an independent director. The Chairman of the Board retainer will be paid in equal quarterly installments.
Committee Chairmanship Retainers
Each independent director serving as Chairman of the Compensation, Finance and Nomination and Corporate Governance Committees of the Board will be paid an annual retainer of $10,000 in addition to his or her annual retainer as an independent director. The independent director serving as Chairman of the Audit Committee of the Board will be paid an annual retainer of $15,000 in addition to his or her annual retainer as an independent director. Committee chairmanship retainers will be paid in equal quarterly installments.
Committee Member Retainers
Each independent director serving as member (but not the Chairman) of the Audit, Compensation, Finance and Nomination and Corporate Governance Committees of the Board will be paid an annual retainer of $5,000 for each committee of which he or she is a member in addition to his or her annual retainer as an independent director. Committee membership retainers will be paid in equal quarterly installments.
Meeting Attendance Fees
Each independent director will be paid a meeting fee of $2,000 for each regular or special Board meeting attended in person or by telephone ($1,000 for meetings attended by telephone that last less than 2 hours). Each independent director will be paid a meeting fee of $1,000 for attending in person or by telephone a regular or special meeting a committee of which he or she is a member. Each independent director will be paid a meeting fee of $1,000 for attending in person or by telephone a meeting of a committee of which he or she is not a member; provided such attendance is at the invitation of the chairman of the committee. The Chairman of the Nomination and Corporate Governance Committee and the Chairman of the Board shall periodically review the payment of committee meeting fees to non-committee members to ensure that the payment of such fees is appropriate. For purposes of this policy, a meeting is defined as a duly noticed meeting of the Board or a committee for which minutes are kept.
Ad Hoc Committees
From time to time, the Board may establish ad hoc committees of the Board to address issues with defined scope and authority. At the time such a committee is established the Board will determine the compensation payable to independent directors for services rendered in connection with the committee.
Equity Compensation
The Board will from time to time grant stock options or other equity-based awards to independent directors.
Travel Expense Reimbursement
Each of the independent directors will be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.
Amendments, Revision and Termination
This policy may be amended, revised or terminated by the Board at any time and from time-to-time.

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